Exhibit 11(i)
                          [KPMG LLP Letterhead]

                          Independent Auditors' Consent


The Board of Directors
General Electric Capital Assurance Company
     and
Contractholders
GNA Variable Investment Account:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report on the statutory financial statements of General Electric Capital Assurance Company dated April 24, 1998, contains explanatory paragraphs that state the following:

o We did not audit the 1996 statutory financial statements of First Colony Life Insurance Company (FCL), an 80% owned subsidiary of the Company. The Company's investment in FCL as of December 31, 1996 was $518.1 million, the amount of the contribution of the investment in FCL by the Company's parent on December 31, 1996. The 1996 statutory financial statements of FCL were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for FCL, is based solely on the report of the other auditors; and

o        As  described  more  fully  in  note  1  to  the  statutory   financial
         statements, the Company prepared the financial statements using accounting practices prescribed or permitted by the State of Delaware Department of Insurance, which practices differ from generally accepted accounting principles. The effects on the financial statements of the variances between the statutory basis of accounting and generally accepted accounting principles also are described in note 1.

                                              /s/  KPMG LLP

Richmond, VA
January 4, 1999